Exhibit 99.1

Presidio Property Trust Provides Update on Model Home Activity

San Diego, CA – October 29, 2021 –Presidio Property Trust (NASDAQ:SQFT), an internally managed, diversified real estate investment trust, announced that, through subsidiary and affiliate entities, it acquired three model home properties on October 28, 2021. These newly constructed single-family homes are located in growing areas just outside of Dallas-Fort Worth and are leased back to the homebuilders on a triple-net basis.

“A high level of service to our homebuilder partners, and discipline in underwriting, continue to pay off,” said Larry Dubose, President of Dubose Advisors.

“We believe that growth in Texas still has a long way to run,” said Jack Heilbron, President and Chief Executive Officer. “Dallas-Fort Worth’s days-on-market for homes in September of 2021 was only 52 days, down sharply from 86 days in September of 2020. With active listings down 40% from this time last year, we see continued support for our model home business strategy.”

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located primarily in Texas and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing a number of properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2021 and in the Company’s other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contacts:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244